EXHIBIT 3.2



ARTICLES OF AMENDMENT - DOMESTIC BUSINESS CORPORATION


In compliance with the requirements of 15 Pa. C.S. d1915 (relating to articles of amendment), the undersigned business corporation, desiring to amend its Articles, hereby states that:

1.  The name of the corporation is:    JLG Industries, Inc.



2. The (a) address of this corporation's current registered office in this Commonwealth or (b) name of its commercial registered office provider and the county of venue is (the Department is hereby authorized to correct the following information to conform to the records of the Department):

    (a)     1 JLG Drive,    McConnellsburg, Pennsylvania   17233        Fulton
         Number and Street       City           State       Zip         County

    (b)c/o:
      Name of Commercial Registered Officer Provider                   County

    For a corporation represented by a commercial registered officer provider, the county in (b) shall be deemed the county in which the corporation is located for venue and official publication purposes.

3. The statute by or under which it was incorporated is:Pennsylvania Business Corporation Law of 1988

4.  The date of its incorporation is:    January 8, 1969

5.  (Check, and if appropriate complete, one of the following):

   ___ The amendment shall be effective upon filing these Articles of Amendment in the Department of State.

     X   The amendment shall be effective on September 15, 1995 at 5:00 p.m.
                                                   Date              Hour

6.  (Check one of the following):

    ___ The amendment was adopted by the shareholders (or members) pursuant to 15 Pa. C.S. d 1914(a) and (b).

    X   The amendment was adopted by the board of directors pursuant to 15 Pa.
C.S. d 1914(c).

7.  (Check, and if appropriate complete, one of the following):

    ___ The amendment adopted by the corporation, set forth in full, is as follows:

 X   The amendment adopted by the corporation as set forth in full in Exhibit A attached hereto and made a part hereof.


8. ___ The restated Articles of Incorporation supersede the original Articles and all amendments thereto.


  IN TESTIMONY WHEREOF, the undersigned corporation has caused these Articles of Amendment to be signed by a duly authorized officer thereof this 14th day of September, 1995.



                                                      JLG Industries, Inc.


                                   BY:
                                                   Charles H. Diller, Jr.

                                   TITLE:Executive Vice President & Chief
                                         Financial Officer





EXHIBIT A



     Section 5 of the Company's Articles of Incorporation shall be amended and restated to read in its entirety as follows:


           5. The aggregate number of shares which the corporation shall have authority to issue is 17,080,552 shares $.20 par value capital stock with a total par value of $3,416,110.40. The Board of Directors is hereby authorized to issue, from time to time, in whole or in part, such shares, with such full, limited, multiple or fractional or non-voting rights and with such designations, preferences, qualifications, privileges, limitations, options, conversion rights and other special rights as may be adopted by the Board of Directors in the resolution provided for the issue of such shares.